Exhibit 99.2

February 6, 2018 Overview
USANA Health Sciences, Inc.
Q4 2017 Management Commentary, Results and Outlook

•   Record fiscal year net sales of $1.047 billion, an increase of 4.1%,
•   Fiscal year net earnings of $62.5 million, or $2.53 per share; Adjusted fiscal year net earnings of $100.3 million, or $4.06 per share
•   Record fourth quarter net sales of $273.1 million, an increase of 8.0% year-over-year
•   Fourth quarter net loss of $5.9 million, or $0.24 loss per share; Adjusted net earnings[1] of $26.9 million, or $1.11 per share

The fourth quarter of 2017 was a solid finish to another exceptional year for USANA.  We reported record quarterly sales and achieved our 15th consecutive year of record net sales. Customer growth remains our highest priority as we strive to improve the health and nutrition of individuals and families around the world.  Looking forward, customer growth will be a key priority again in 2018 as we continue to enhance our Preferred Customer program around the world.
We executed several key initiatives during the year, which contributed to our overall 2017 results.  The announcement and pre-launch of our new skincare line, Celavive®, was arguably our most significant initiative in this regard. Celavive® is our completely new, personalized skin care offering that features USANA’s unique InCelligence™ technology.  We offered only pre-launch availability of Celavive® in 2017 to create an opportunity for important pre-market user experience and time for each Associate to create their Celavive® business plans leading into 2018.  These pre-launches occurred during both the third and fourth quarters of 2017 and were a success in creating excitement and product demand amongst USANA customers.  Following these pre-launches, we officially launched Celavive® in select markets in January, and will systematically roll it out to other markets around the world during the remainder of 2018.  We believe that Celavive® is much more than a new skincare line for USANA – it is an opportunity to acquire a customer demographic that we have not had in the past.  In light of this opportunity, we believe that Celavive® will generate incremental sales and grow our skin care line from 6% of net sales to a run rate of approximately 10% of net sales by the end of 2018.

1 Adjusted net earnings and adjusted diluted earnings per share refer to the reconciliation provided in the respective tables in this press release.

During 2017, we also announced our planned entry into four new European markets; Germany, Spain, Italy, and Romania, by mid-2018.  In Europe, USANA has already made products available for purchase to Preferred Customers on a not-for-resale basis in these markets.  Each of the four new markets will be driven by local management, while being supported by our European regional headquarters in Paris, France.  We believe these new markets will present an efficient opportunity for USANA to expand its consumer base throughout Europe.

We also executed initiatives to drive customer growth in 2017 through enhancing our Preferred Customer program. This included a Preferred Customer invitation program as well as continued development of a rewards and loyalty program exclusive to Preferred Customers.  We believe an enhanced Preferred Customer program offers a growth opportunity that we have not fully realized in the past.

We were also successful in advancing our personalization strategy by providing the benefits of our Incelligence™ technology to more customers around the world.  In particular, we launched the Incelligence™ platform in additional markets around the world and incorporated this proprietary technology into additional product launches and offerings.
Finally, during the year, we continued to make key investments in the business to help facilitate future growth.  For instance, we strengthened our management team through adding new chief officer talent to lead many areas of the business and this new leadership yielded an immediate benefit to our team and results in 2017.  We also made meaningful progress in improving our global IT infrastructure during the year.  We enhanced our process to discover, develop and commercialize new products.  We also addressed distractions in our MySmart foods products and these products have been reformulated to meet the diverse demands of our customers with plans to re-launch in 2018.  Finally, we identified a variety of growth initiatives and are optimistic about our growth potential in 2018.

Q4 2017 Results
USANA reported fourth quarter net sales of $273.1 million, the highest sales quarter in the Company’s history.  Compared to $252.9 million reported in the prior-year period, net sales increased by 8.0%.  The weakening of the U.S. dollar positively impacted net sales by $7.4 million for the quarter.  The Company’s total number of active Customers2 increased modestly year-over-year to 565,000.
The Company reported a net loss for the fourth quarter of $5.9 million, or $0.24 loss per share, compared with net earnings of $21.9 million, or $0.87 per diluted share during the prior-year period.  The net loss is attributable to a one-time, non-cash charge of $30.1 million, or $1.24 per diluted share, related to recognizing the impact of the U.S. tax reform3 (the “Tax Reform”) legislation signed into law on December 22, 2017.  The charge is largely due to foreign tax credits and other deferred tax assets that the Company will not be able to realize under the new tax laws and is more fully discussed under the “Quarterly Income Statement Discussion” section of this document.  Costs related to China and the Company’s internal investigation into its China operations, which was first disclosed in February 2017, negatively impacted fourth quarter net earnings by approximately $2.7 million after tax and earnings per diluted share by $0.11. Excluding both the impact of the Tax Reform and the expense related to China and the Company’s internal investigation, net earnings increased 23.1% to $26.9 million, or $1.11 per diluted share.
Weighted average basic and diluted shares outstanding were 24.0 million for the fourth quarter of 2017, compared with diluted shares of 25.0 million in the prior-year period.  The Company did not repurchase any shares during the quarter and ended the year with $247.1 million in cash and cash equivalents and no debt.  As of December 30, 2017, there was $50.0 million remaining under the current share repurchase authorization.

2 The term “active Customers” refers to the combined total of active Associates and active Preferred Customers as of December 30, 2017. During the first quarter of 2017, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers. To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers. The tables, which are part of this release, however, will continue to separately disclose the number of active Associates and active Preferred Customers. Additionally, the Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, has historically reported China Preferred Customers as Associates. Beginning with the results for the fourth quarter of 2017, the Company will now report China Preferred Customers as Preferred Customers.
3 Represents the estimated fourth quarter 2017 and full year 2017 impact related to U.S. tax reform enacted on December 22, 2017. The final impact of Tax Reform may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by USANA, additional guidance that may be issued by the U.S. Department of the Treasury, and actions that USANA may take.

Quarterly Income Statement Discussion
Gross margins increased 160 basis points from the prior year to 83.3% of net sales.  The increase in gross margins was a result of a weaker U.S. dollar in the current year period and production inefficiencies in the fourth quarter of 2016 related to moving to our new China facility.
Associate Incentives decreased 250 basis points from the prior year to 44.0% of net sales during the quarter.  The relative decrease in Associate Incentives was primarily due to a promotion the Company offered in the fourth quarter of 2016 and lower award trip costs in the current year quarter.
Selling, general and administrative expense increased 360 basis points from the prior year to 26.2% of net sales. Selling, general and administrative expense was higher primarily due to higher spending associated with (i) incremental expense related to the Company’s previously disclosed internal investigation in China; and (ii) continued investments in our information technology infrastructure.  Costs associated with China and the internal investigation totaled approximately $4.1 million for the fourth quarter.
The effective tax rate was 116.1% compared to 31.1% in the prior year quarter.  The higher effective tax rate for the fourth quarter was due primarily to a one-time non-cash charge of $30.1 million related to Tax Reform enacted on December 22, 2017.  Excluding the Tax Reform adjustments, the effective tax rate would have been 33.3% during the current-year fourth quarter, an increase of 220 basis points compared to the prior year.  The increase in effective tax rate, when excluding Tax Reform, is due primarily to a decrease in excess tax benefits associated with the accounting standard update ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.

Regional Financial Results
Asia Pacific Region: Q4 2017 Net sales of $216.7 million; 79.4% of Consolidated Net Sales
Net Sales in the Asia Pacific region increased 12.1% year-over-year.  The number of active Customers in the region increased by 3.4% year-over-year.
Greater China: Net sales in Greater China increased 14.0% year-over-year.  The number of active Customers in the Greater China region increased 2.5% year-over-year.  In mainland China, local currency sales increased 11.9% while the number of active Customers increased 3.1%.  During the quarter, we held our annual China National Meeting in Nanjing, China, where a record number of our Associates gathered to celebrate their success and to receive additional training.
Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 4.1% year-over-year.  The number of active Customers in the Southeast Asia Pacific increased 1.9% compared to the prior year period.  The increase in net sales was driven primarily by results in Malaysia, where local currency sales increased 26.7% and the number of active Customers increased 27.3%.
North Asia: Net sales in North Asia increased 24.6% year-over-year.  This growth was driven by 19.2% active Customer growth in South Korea, where local currency net sales increased by 21.5% year-over-year.
Americas and Europe Region: Q4 2017 Net Sales of $56.4 million, 20.6% of Consolidated Net Sales
In the Americas and Europe region, net sales decreased 5.2%, while the number of active Customers decreased 8.6%.  We continue to work on initiatives to improve results in this important region.  We expect several of our 2018 growth initiatives to have a positive impact in the U.S. in particular.

2017 Results
Net sales for fiscal 2017 increased by 4.1%, or $41.2 million, to $1.047 billion, compared with $1.006 billion in 2016.  Net sales for the full year were negatively impacted by $6.3 million due to a strengthening of the U.S. dollar.  On a constant currency basis, net sales increased by 4.7% during fiscal 2017.
Net earnings for 2017 decreased by 37.5% to $62.5 million, or $2.53 per diluted share, compared with $100.0 million, or $3.99 per diluted share in the prior year.  The lower net earnings in 2017 included a one-time, non-cash charge of $30.1 million, or $1.22 per diluted share, related to the Tax Reform.  Costs related to China and the Company’s internal investigation into its China operations, totaled $11.6 million, $7.6 million after-tax, and negatively impacted earnings per diluted share by $0.31.  Excluding both the impact of the Tax Reform and the expense related to China and the internal investigation, net earnings were $100.3 million, or $4.06 per diluted share.  Weighted average diluted shares outstanding were 24.7 million for the full-year 2017, compared with 25.0 million in the prior-year period.
Outlook
The Company is provided the following consolidated net sales and earnings per share outlook for 2018:
▪	Consolidated net sales between $1.11 and $1.16 billion, which represents growth of between 6.0% and 10.8%; and
▪	Earnings per share of between $4.05 and $4.45
The Company’s outlook reflects:
▪	A positive impact from currency fluctuations, which the Company currently estimates will increase net sales by approximately $34 million for the full-year;
▪	An estimated operating margin of between 13% and 14% for the year;
▪	An effective tax rate of approximately 34% for the year; and
▪	An annualized diluted share count of approximately 24.2 million.

Under the recently enacted Tax Reform, our outlook reflects a higher effective tax rate in 2018.  This takes into account that while USANA is headquartered in the United States, nearly 90 percent of its sales come from foreign markets.  We are exploring opportunities that will provide corporate tax benefit under the Tax Reform, including (i) increasing U.S. operational profitability; and (ii) permanent foreign investments that align with the company’s long-term growth strategies.  While it will take time to implement operating and structural changes, we are confident that we can benefit from the new, lower U.S. tax rate prospectively.
We expect 2018 to be another strong year for USANA.  As we remain focused on improving the health and lives of individuals and families all over the world, our main objective continues to be growing our worldwide customer base.  In addition to the worldwide launch of Celavive® and our expansion into four new European markets, our 2018 strategic initiatives include (i) growing our Preferred Customer business around the world; (ii) introducing a robust social sharing platform, (iii) pursuing additional product and technology innovation, and (iv) continuing our investment in our IT infrastructure to create a better overall customer experience for our Associates and Preferred Customers.  We are confident that these initiatives will contribute to the strength of the business as we move into the next growth phase of USANA.
Kevin Guest
CEO
Douglas Hekking
CFO

Forward-Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
 Non-GAAP Financial Measures
Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.
Net earnings and EPS results for a reporting period which exclude (i) the incremental impact of U.S. Tax Reform; and (ii) incremental expense related to the Company’s internal investigation in China are also non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results.
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EPS results excluding the impact of the U.S. Tax Reform are calculated by (i) calculating the total incremental expense related to the U.S. tax reform; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.

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EPS results excluding expense related to the internal investigation are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.The following is a reconciliation of net earnings (loss), presented and reported in accordance with U.S. generally accepted accounting principles, to net earnings adjusted for the two items noted above:

	(Unaudited)
	Quarter Ended		Twelve Months Ended
	31-Dec-16	30-Dec-17	31-Dec-16	30-Dec-17
	(In thousands)
Net earnings (loss), as reported	$21,882	$(5,851)	$100,041	$62,535
Incremental expenses related to internal investigation in China	-	4,054	-	11,604
Income tax adjustment for above item	-	(1,399)	-	(4,003)
One-time non-cash charge related to the U.S. Tax Reform	-	30,136	-	30,136
Net earnings, as adjusted	$21,882	$26,940	$100,041	$100,272

The following is a reconciliation of diluted earnings (loss) per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:
	(Unaudited)
	Quarter Ended		Twelve Months Ended
	31-Dec-16	30-Dec-17	31-Dec-16	30-Dec-17
	(Per share)
Diluted earnings (loss) per share, as reported	$0.87	$(0.24)	$3.99	$2.53
Incremental expenses related to internal investigation in China	-	0.17		0.47
Income tax adjustment for above item	-	(0.06)		(0.16)
One-time non-cash charge related to the U.S. Tax Reform	-	1.24		1.22
Diluted earnings per share, as adjusted	$0.87	$1.11	$3.99	$4.06

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280